Exhibit 99.1

Federal Sports & Entertainment, Inc. Announces Name Change to Universal Gold Mining Corp. and a Forward Stock Split, in Support of Its New Strategy

Press Release Source: Federal Sports & Entertainment, Inc. On Friday May 7, 2010, 8:00 am EDT

NEW YORK, May 7 /PRNewswire-FirstCall/ -- Federal Sports & Entertainment, Inc. (OTC Bulletin Board: FEDS; the "Company"), is pleased to announce today that it has changed its name to Universal Gold Mining Corp., in support of its new business focus on the world-wide gold mining industry.

The Company's new name became effective with the State of Nevada on April 9, 2010 and it will be declared effective by FINRA, for OTCBB trading purposes, on May 12, 2010. This name change will be accompanied by a new trading symbol to be issued by FINRA on May 12, 2010. The Company will advise of the new symbol on that date.

The Board of Directors of the Company has also approved a 20 to 1 forward stock split in the form of a dividend, with a Record Date of April 19, 2010, a Payment Date of May 7, 2010, an Ex-Dividend Date of May 10, 2010 and a Due Bill Redeemable Date of May 12, 2010. The stock split will entitle each shareholder as of the Record Date to receive 19 additional shares of common stock for each one share owned. Additional shares issued as a result of the stock split will be distributed on the Payment Date. Shareholders do not need to exchange existing stock certificates and will receive a new certificate reflecting the newly issued shares.

Shareholders who sell their stock before the Ex-Dividend Date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or "due bill" from his or her broker for the additional shares. The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the Ex-Dividend Date, the first business day after the stock dividend Payment Date.  As of the Ex-Dividend Date, the Company's stock will trade on a post-split adjusted basis.

About Universal Gold Mining Corp.

Universal Gold Mining Corp. is an early stage, U.S. public company currently pursuing a business strategy in the world-wide gold mining sector, with an initial focus on identifying and acquiring opportunities in the Americas.

Forward Looking Statements

Certain statements in this news release are forward-looking. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify corporate acquisition and/or joint venture opportunities in the gold mining sector in, and that the Company can establish the technical and managerial infrastructure and raise the necessary capital to take advantage of, and successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.